Exhibit 99.1

SYSCO REPORTS SECOND QUARTER FISCAL 2020 RESULTS

The Company reaffirms its FY18-FY20 adjusted earnings per share guidance

HOUSTON, February 3, 2020 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ended December 28, 2019.

Second Quarter Fiscal 2020 Highlights

•	Sales increased 1.8% to $15.0 billion

•	Gross profit increased 2.0% to $2.8 billion; gross margin increased 5 basis points

•	Operating income increased 22.3% to $552.5 million; adjusted¹ operating income increased 3.9% to $626.9 million

•	EPS increased $0.23 to $0.74; adjusted¹ EPS increased $0.10 to $0.85

First Half Fiscal 2020 Highlights

•	Sales increased 1.2% to $30.3 billion

•	Gross profit increased 1.7% to $5.8 billion; gross margin increased 10 basis points

•	Operating income increased 13.0% to $1.2 billion; adjusted¹ operating income increased 5.7% to $1.4 billion

•	EPS increased $0.29 to $1.62; adjusted¹ EPS increased $0.17 to $1.83

“Our second quarter fiscal 2020 results were driven by improved local case growth in our U.S. Foodservice segment, particularly within our independent customers.” said Joel Grade, Sysco’s chief financial officer. “While our adjusted earnings per share were in-line with expectations for the quarter, our operating income results fell short. We remain focused on executing against all of our strategic initiatives to strengthen our long-term performance while maintaining our focus on the customer.”

¹

Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring costs, acquisition-related costs, and transformational project costs. Specific to EPS, last year’s Certain Items include the impact of recognizing a foreign tax credit. Reconciliations of all non-GAAP measures are included at the end of this release.

Second Quarter Fiscal 2020 Results

U.S. Foodservice Operations

Sales for the second quarter were $10.4 billion, an increase of 3.2% compared to the same period last year. Local case volume within U.S. Broadline operations grew 3.7% for the second quarter, of which 2.5% was organic, while total case volume within U.S. Broadline operations grew 2.0%, of which 1.3% was organic.

Gross profit increased 2.4% to $2.0 billion, and gross margin decreased 17 basis points to 19.7%, compared to the same period last year. Food cost inflation was 2.6% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the dairy and meat categories.

Operating expenses increased $15.8 million, or 1.2%, compared to the same period last year. Adjusted operating expenses increased $12.1 million, or 1.0%.

Operating income was $768.8 million, an increase of $31.3 million, or 4.2%, compared to the same period last year. Adjusted operating income was $772.5 million, an increase of $35.0 million, or 4.7%, compared to the same period last year.

International Foodservice Operations

Sales for the second quarter were $2.9 billion, flat compared to the same period last year. On a constant currency basis, sales for the second quarter were $2.9 billion, an increase of 0.9% compared to the same period last year. Foreign exchange rates negatively affected International Foodservice Operations sales by 0.9% and total Sysco sales by 0.2% during the quarter.

Gross profit decreased 0.7% to $586.0 million, and gross margin decreased 13 basis points to 20.3%, compared to the same period last year. On a constant currency basis, gross profit increased 0.4% to $592.1 million. Foreign exchange rates negatively affected International Foodservice Operations gross profit by 1.0% and total Sysco gross profit by 0.2% during the quarter.

Operating expenses decreased $53.7 million, or 8.9%, compared to the same period last year. Adjusted operating expenses increased $5.1 million, or 1.0%, compared to the same period last year, due to operational challenges arising from our integration efforts with regard to our France operations. On a constant currency basis, adjusted operating expenses increased $11.4 million, or 2.2%, compared to the same period last year. Foreign exchange rates positively affected International Foodservice Operations operating expense by 1.2% and total Sysco operating expense by 0.3% during the quarter.

Operating income was $34.9 million, an increase of $49.8 million compared to the same period last year. Adjusted operating income was $74.0 million, a decrease of $9.0 million, or 10.8%, compared to the same period last year. On a constant currency basis, adjusted operating income was $73.8 million, a decrease of $9.2 million, or 11.1%, compared to the same period last year. Foreign exchange rates positively affected International Foodservice Operations operating income by 0.3% and total Sysco operating income by 0.1% during the quarter.

First Half Fiscal 2020 Results

U.S. Foodservice Operations

Sales for the first 26 weeks of fiscal 2020 were $21.1 billion, an increase of 2.9% compared to the same period last year. Local case volume within U.S. Broadline operations grew 2.9% for the first 26 weeks of fiscal 2020, of which 1.9% was organic, while total case volume within U.S. Broadline operations grew 1.4%, of which 0.9% was organic.

Gross profit increased 2.5% to $4.2 billion, and gross margin decreased 7 basis points to 19.9%, compared to the same period last year. Food cost inflation was 2.7% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the dairy, meat and poultry categories.

Operating expenses increased $24.8 million, or 1.0%, compared to the same period last year. Adjusted operating expenses increased $17.0 million, or 0.7%.

Operating income was $1.6 billion, an increase of $76.9 million, or 5.0%, compared to the same period last year. Adjusted operating income was $1.6 billion, an increase of $84.8 million, or 5.5%, compared to the same period last year.

International Foodservice Operations

Sales for the first 26 weeks of fiscal 2020 were $5.8 billion, a decrease of $9.1 million, or 0.2% compared to the same period last year. On a constant currency basis, sales for the second quarter were $5.9 billion, an increase of 2.0% compared to the same period last year. Foreign exchange rates negatively affected International Foodservice Operations sales by 2.1% and total Sysco sales by 0.4% during the first 26 weeks of fiscal 2020.

Gross profit decreased 1.2% to $1.2 billion, and gross margin decreased 21 basis points to 20.5%, compared to the same period last year. On a constant currency basis, gross profit increased 1.2% to $1.2 billion.

Operating expenses decreased $52.0 million, or 4.5%, compared to the same period last year. Adjusted operating expenses decreased $8.8 million, or 0.9%, compared to the same period last year. On a constant currency basis, adjusted operating expenses increased $18.2 million, or 1.8%, compared to the same period last year.

Operating income was $89.7 million, an increase of $37.8 million, or 72.9%, compared to the same period last year. Adjusted operating income was $173.0 million, a decrease of $5.4 million, or 3.0%, compared to the same period last year. On a constant currency basis, adjusted operating income was $175.1 million, a decrease of $3.3 million, or 1.9%, compared to the same period last year. Foreign exchange rates negatively affected total Sysco operating income during the first 26 weeks of fiscal 2020 by 0.1%.

Capital Spending and Cash Flow

Cash flow from operations was $754.5 million for the first 26 weeks of fiscal 2020, which was $163.3 million lower compared to the same period last year. Free cash flow¹ for the first 26 weeks of fiscal 2020 was $371.4 million, which was $329.5 million lower compared to the same period last year. The decrease in free cash flow was driven by a combination of an increase in working capital and higher capital spending during the first 26 weeks of fiscal 2020.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $383.1 million for the first 26 weeks of fiscal 2020, which was $166.2 million higher compared to the same period last year.

¹

Free cash flow is a non-GAAP measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP measures are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s second quarter fiscal 2020 financial results on Monday, February 3, 2020, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended		26-Week Period Ended
	December 28, 2019	Change	December 28, 2019	Change
Financial Comparison:
Sales	$15.0 billion	1.8%	$30.3 billion	1.2%
Gross Profit	$2.8 billion	2.0%	$5.8 billion	1.7%
Gross Margin	18.82%	5 bps	19.03%	10 bps
GAAP:
Operating Expenses	$2.3 billion	-1.9%	$4.6 billion	-1.0%
Certain Items	$74.4 million	-50.9%	$148.0 million	-31.1%
Operating Income	$552.5 million	22.3%	$1.2 billion	13.0%
Operating Margin	3.68%	62 bps	4.03%	42 bps
Net Earnings	$383.4 million	43.4%	$837.2 million	19.9%
Diluted Earnings Per Share	$0.74	45.9%	$1.62	22.1%
Non-GAAP (1):
Operating Expenses	$2.2 billion	1.5%	$4.4 billion	0.5%
Operating Income	$626.9 million	3.9%	$1.4 billion	5.7%
Operating Margin	4.17%	9 bps	4.51%	19 bps
Net Earnings	$437.8 million	11.3%	$948.1 million	8.6%
Diluted Earnings Per Share (2)	$0.85	13.2%	$1.83	10.7%
Case Growth:
U.S. Broadline	2.0%		1.4%
Local	3.7%		2.9%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	38.26%	42 bps	38.51%	39 bps
Local	46.99%	27 bps	47.34%	23 bps

Note:

(1)	A reconciliation of non-GAAP measures is included at the end of this release.
(2)	Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 69,000 associates, the company operates more than 320 distribution facilities worldwide and serves more than 650,000 customer locations. For fiscal 2019 that ended June 29, 2019, the company generated sales of more than $60 billion. Information about our CSR program, including Sysco’s 2019 Corporate Social Responsibility Report, can be found at https://sysco.com/dam/Sysco/About/Corporate-Social-Responsibility/2019-CSR-Report.pdf.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the second quarter of fiscal 2020 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: our expectations that our investments in technology and our business will allow for future growth and exceptional customer service; our expectations regarding our ability to increase profitability for SYGMA; our expectations regarding our ability to leverage operating expense growth to gross profit growth; our expectations regarding our investments across Europe, including, but not limited to, the integration of Brakes France and Davigel to Sysco France, including our ability to continue to succeed in the French marketplace and our expectations regarding the ability of our overall integration and supply chain transformation to deliver the anticipated long-term benefits under our three-year plan; expectations regarding growth opportunities in Europe; expectations regarding growth opportunities in Latin America, and our plans to open additional retail cash and carry stores in Panama; our plans to focus on accelerating our business; our expectations regarding the impact of costs associated with the senior leadership change; our ability to deliver against our strategic priorities, which we believe will provide excellent customer service and improve our overall performance; statements regarding economic trends in the United States and abroad; our expectations regarding the amount of our capital expenditures in fiscal 2020; our expectations regarding future accelerated growth and performance, and expectations regarding the impact on adjusted operating income of investment spending to achieve these goals; our expectations regarding trends in produce markets; our expectations regarding cash flow from operations; and our expectations with respect to achieving our three-year financial targets through fiscal 2020.

The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to modify truck routing, including our small truck initiative, in order to reduce outbound transportation costs may not be effective; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase, pension reform and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. A divestiture of one or more of our businesses may not provide the anticipated effects on our operations. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 29, 2019, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 28, 2019	Dec. 29, 2018	Dec. 28, 2019	Dec. 29, 2018
Sales	$15,025,042	$14,765,707	$30,328,047	$29,980,986
Cost of sales	12,196,643	11,993,995	24,556,278	24,305,489

Gross profit	2,828,399	2,771,712	5,771,769	5,675,497
Operating expenses	2,275,906	2,319,817	4,550,958	4,595,462

Operating income	552,493	451,895	1,220,811	1,080,035
Interest expense	76,762	87,113	160,097	176,129
Other (income) expense, net	(807)	10,197	2,305	11,329

Earnings before income taxes	476,538	354,585	1,058,409	892,577
Income taxes	93,128	87,205	221,218	194,155

Net earnings	$383,410	$267,380	$837,191	$698,422

Net earnings:
Basic earnings per share	$0.75	$0.52	$1.64	$1.34
Diluted earnings per share	0.74	0.51	1.62	1.33
Average shares outstanding	509,984,743	517,871,328	511,721,290	519,363,973
Diluted shares outstanding	515,517,792	524,600,510	517,120,395	526,817,501

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Dec. 28, 2019	Jun. 29, 2019
ASSETS
Current assets
Cash and cash equivalents	$524,578	$513,460
Accounts and notes receivable, less allowances of $71,612 and $28,176	4,375,583	4,181,696
Inventories	3,508,260	3,216,034
Prepaid expenses and other current assets	245,480	210,582
Income tax receivable	7,709	19,733

Total current assets	8,661,610	8,141,505
Plant and equipment at cost, less accumulated depreciation	4,593,890	4,501,705
Other long-term assets
Goodwill	4,023,639	3,896,226
Intangibles, less amortization	855,489	857,301
Deferred income taxes	117,885	80,760
Operating lease right-of-use assets, net	631,035	—
Other assets	488,486	489,025

Total other long-term assets	6,116,534	5,323,312

Total assets	$19,372,034	$17,966,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$3,507	$3,957
Accounts payable	4,159,607	4,314,620
Accrued expenses	1,686,866	1,729,941
Accrued income taxes	187,876	17,343
Current operating lease liabilities	103,963	—
Current maturities of long-term debt	790,149	37,322

Total current liabilities	6,931,968	6,103,183
Long-term liabilities
Long-term debt	8,092,914	8,122,058
Deferred income taxes	142,301	172,232
Long-term operating lease liabilities	561,610	—
Other long-term liabilities	1,081,645	1,031,020

Total long-term liabilities	9,878,470	9,325,310
Commitments and contingencies
Noncontrolling interest	34,070	35,426
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,526,132	1,457,419
Retained earnings	11,639,727	11,229,679
Accumulated other comprehensive loss	(1,566,329)	(1,599,729)
Treasury stock at cost 256,332,388 and 252,297,926 shares	(9,837,179)	(9,349,941)

Total shareholders’ equity	2,527,526	2,502,603

Total liabilities and shareholders’ equity	$19,372,034	$17,966,522

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	26-Week Period Ended
	Dec. 28, 2019	Dec. 29, 2018
Cash flows from operating activities:
Net earnings	$837,191	$698,422
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	46,644	54,199
Depreciation and amortization	372,416	392,413
Operating lease asset amortization	53,444	—
Amortization of debt issuance and other debt-related costs	9,889	10,814
Deferred income taxes	(75,898)	(89,098)
Provision for losses on receivables	38,418	27,647
Other non-cash items	3,239	411
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(161,158)	(137,314)
(Increase) in inventories	(279,403)	(204,437)
(Increase) in prepaid expenses and other current assets	(38,503)	(31,465)
(Decrease) increase in accounts payable	(191,280)	131,715
(Decrease) increase in accrued expenses	(49,866)	92,100
(Decrease) in operating lease liabilities	(62,101)	—
Increase (decrease) in accrued income taxes	182,557	(11,117)
Decrease (increase) in other assets	13,023	(21,138)
Increase in other long-term liabilities	55,857	4,638

Net cash provided by operating activities	754,469	917,790

Cash flows from investing activities:
Additions to plant and equipment	(393,379)	(223,825)
Proceeds from sales of plant and equipment	10,293	6,901
Acquisition of businesses, net of cash acquired	(142,783)	—
Purchase of marketable securities	(11,424)	—
Proceeds from sales of marketable securities	9,038	—
Other investing activities	565	(88)

Net cash used for investing activities	(527,690)	(217,012)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	721,415	109,900
Other debt borrowings	18,966	383,163
Other debt repayments	(23,234)	(16,617)
Proceeds from stock option exercises	141,709	137,896
Treasury stock purchases	(630,395)	(739,205)
Dividends paid	(399,093)	(379,216)
Other financing activities (1)	(22,461)	(6,653)

Net cash used for financing activities	(193,093)	(510,732)

Effect of exchange rates on cash, cash equivalents and restricted cash	5,565	(8,904)

Net increase in cash and cash equivalents (2)	39,251	181,142
Cash, cash equivalents and restricted cash at beginning of period	532,245	715,844

Cash, cash equivalents and restricted cash at end of period (2)	$571,496	$896,986

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$162,720	$158,574
Income taxes	122,049	328,574

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Our discussion below and elsewhere herein of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and exclude the impact from restructuring and transformational project costs consisting of: (1) expenses associated with our various transformation initiatives; (2) severance and facility closure charges; and (3) restructuring charges.

The fiscal 2020 and fiscal 2019 items described above and excluded from our non-GAAP measures are collectively referred to as “Certain Items.” All acquisition-related costs in fiscal 2020 and fiscal 2019 that have been designated as Certain Items relate to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition). These include acquisition-related intangible amortization expense. In addition, our results of operations for fiscal 2019 were negatively affected by acquisition-related integration costs specific to the Brakes Acquisition and the impact of recognizing a foreign tax credit.

Our results of our foreign operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our International Foodservice Operations results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items and presenting its International Foodservice Operations results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis, and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes Acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2020 and fiscal 2019.

The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, each period presented is adjusted for the impact described above. In the table below, individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Dec. 28, 2019	13-Week Period Ended Dec. 29, 2018	Change in Dollars	% Change
Operating expenses (GAAP)	$2,275,906	$2,319,817	$(43,911)	-1.9%
Impact of restructuring and transformational project costs (1)	(57,105)	(134,436)	77,331	-57.5
Impact of acquisition-related costs (2)	(17,312)	(17,008)	(304)	1.8

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,201,489	$2,168,373	$33,116	1.5%

Operating income (GAAP)	$552,493	$451,895	$100,598	22.3%
Impact of restructuring and transformational project costs (1)	57,105	134,436	(77,331)	-57.5
Impact of acquisition-related costs (2)	17,312	17,008	304	1.8

Operating income adjusted for Certain Items (Non-GAAP)	$626,910	$603,339	$23,571	3.9%

Net earnings (GAAP)	$383,410	$267,380	$116,030	43.4%
Impact of restructuring and transformational project costs (1)	57,105	134,436	(77,331)	-57.5
Impact of acquisition-related costs (2)	17,312	17,008	304	1.8
Tax impact of restructuring and transformational project costs (3)	(15,372)	(34,886)	19,514	-55.9
Tax impact of acquisition-related costs (3)	(4,658)	(5,611)	953	-17.0
Impact of US transition tax	—	15,154	(15,154)	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$437,797	$393,481	$44,316	11.3%

Diluted earnings per share (GAAP)	$0.74	$0.51	$0.23	45.9%
Impact of restructuring and transformational project costs (1)	0.11	0.26	(0.15)	-57.7
Impact of acquisition-related costs (2)	0.03	0.03	—	NM
Tax impact of restructuring and transformational project costs (3)	(0.03)	(0.07)	0.04	-57.1
Tax impact of acquisition-related costs (3)	(0.01)	(0.01)	—	NM
Impact of US transition tax	—	0.03	(0.03)	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (4)	$0.85	$0.75	$0.10	13.2%

Diluted shares outstanding	515,517,792	524,600,510

(1)

Fiscal 2020 includes $34 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, and $23 million related to restructuring, facility closure and severance charges. Fiscal 2019 includes $53 million related to various transformation initiative costs, of which $17 million relates to accelerated depreciation related to software that was replaced, and $81 million relates to severance, restructuring and facility closure charges in Europe and Canada, of which $55 million relates to our integration of Brake France and Davigel into Sysco France.

(2)	Fiscal 2020 and fiscal 2019 each include $17 million related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice.
(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	26-Week Period Ended Dec. 28, 2019	26-Week Period Ended Dec. 29, 2018	Change in Dollars	% Change
Operating expenses (GAAP)	$4,550,958	$4,595,462	$(44,504)	-1.0%
Impact of restructuring and transformational project costs (1)	(113,827)	(175,339)	61,512	-35.1
Impact of acquisition-related costs (2)	(34,222)	(39,645)	5,423	-13.7

Operating expenses adjusted for Certain Items (Non-GAAP)	$4,402,909	$4,380,478	$22,431	0.5%

Operating income (GAAP)	$1,220,811	$1,080,035	$140,776	13.0%
Impact of restructuring and transformational project costs (1)	113,827	175,339	(61,512)	-35.1
Impact of acquisition-related costs (2)	34,222	39,645	(5,423)	-13.7

Operating income adjusted for Certain Items (Non-GAAP)	$1,368,860	$1,295,019	$73,841	5.7%

Net earnings (GAAP)	$837,191	$698,422	$138,769	19.9%
Impact of restructuring and transformational project costs (1)	113,827	175,339	(61,512)	-35.1
Impact of acquisition-related costs (2)	34,222	39,645	(5,423)	-13.7
Tax impact of restructuring and transformational project costs (3)	(29,294)	(45,560)	16,266	-35.7
Tax impact of acquisition-related costs (3)	(8,807)	(10,302)	1,495	-14.5
Impact of US transition tax	—	15,154	(15,154)	NM
Impact of French tax rate change	924	—	924	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$948,063	$872,698	$75,365	8.6%

Diluted earnings per share (GAAP)	$1.62	$1.33	$0.29	22.1%
Impact of restructuring and transformational project costs (1)	0.22	0.33	(0.11)	-33.3
Impact of acquisition-related costs (2)	0.07	0.08	(0.01)	-12.5
Tax impact of restructuring and transformational project costs (3)	(0.06)	(0.09)	0.03	-33.3
Tax impact of acquisition-related costs (3)	(0.02)	(0.02)	—	NM
Impact of US transition tax	—	0.03	(0.03)	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (4)	$1.83	$1.66	$0.17	10.7%

Diluted shares outstanding	517,120,395	526,817,501

(1)

Fiscal 2020 includes $62 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, and $52 million related to severance, restructuring and facility closure charges. Fiscal 2019 includes $79 million related to various transformation initiative costs, of which $17 million relates to accelerated depreciation related to software that was replaced, and $96 million related to severance, restructuring and facility closure charges in Europe and Canada, of which $56 million relates to our integration of Brake France and Davigel into Sysco France.

(2)

Fiscal 2020 and fiscal 2019 include $34 million and $39 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice, and integration costs in fiscal 2019.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	13-Week Period Ended Dec. 28, 2019	13-Week Period Ended Dec. 29, 2018	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$10,413,575	$10,087,105	$326,470	3.2%
Gross Profit	2,048,905	2,001,819	47,086	2.4%
Gross Margin	19.68%	19.85%		-17 bps
Operating expenses (GAAP)	$1,280,128	$1,264,342	$15,786	1.2%
Impact of restructuring and transformational project costs (1)	(3,679)	—	(3,679)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,276,449	$1,264,342	$12,107	1.0%

Operating income (GAAP)	$768,777	$737,477	$31,300	4.2%
Impact of restructuring and transformational project costs (1)	3,679	—	3,679	NM

Operating income adjusted for Certain Items (Non-GAAP)	$772,456	$737,477	$34,979	4.7%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$2,890,053	$2,890,598	$(545)	NM
Impact of currency fluctuations (2)	25,289	—	25,289	0.9

Comparable sales using a constant currency basis (Non-GAAP)	$2,915,342	$2,890,598	$24,744	0.9%

Gross Profit (GAAP)	$586,039	$589,922	$(3,883)	-0.7%
Impact of currency fluctuations (2)	6,037	—	6,037	1.0

Comparable gross profit using a constant currency basis (Non-GAAP)	$592,076	$589,922	$2,154	0.4%

Gross Margin (GAAP)	20.28%	20.41%		-13 bps
Impact of currency fluctuations (2)	0.03	—		3 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	20.31%	20.41%		-10 bps

Operating expenses (GAAP)	$551,158	$604,839	$(53,681)	-8.9%
Impact of restructuring and transformational project costs (3)	(21,850)	(81,020)	59,170	-73.0
Impact of acquisition-related costs (4)	(17,312)	(16,947)	(365)	2.2

Operating expenses adjusted for Certain Items (Non-GAAP)	$511,996	$506,872	$5,124	1.0%
Impact of currency fluctuations (2)	6,272	—	6,272	1.2

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$518,268	$506,872	$11,396	2.2%

Operating income (GAAP)	$34,881	$(14,917)	$49,798	NM
Impact of restructuring and transformational project costs (3)	21,850	81,020	(59,170)	-73.0
Impact of acquisition-related costs (4)	17,312	16,947	365	2.2

Operating income adjusted for Certain Items (Non-GAAP)	$74,043	$83,050	$(9,007)	-10.8%
Impact of currency fluctuations (2)	(235)	—	(235)	-0.3

Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$73,808	$83,050	$(9,242)	-11.1%

SYGMA
Sales	$1,455,893	$1,536,607	$(80,714)	-5.3%
Gross Profit	124,239	121,537	2,702	2.2%
Gross Margin	8.53%	7.91%		62 bps
Operating expenses (GAAP)	$114,378	$118,423	$(4,045)	-3.4%
Impact of restructuring and transformational project costs (5)	(956)	—	(956)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$113,422	$118,423	$(5,001)	-4.2%

Operating income (GAAP)	$9,861	$3,114	$6,747	NM
Impact of restructuring and transformational project costs (5)	956	—	956	NM

Operating income adjusted for Certain Items (Non-GAAP)	$10,817	$3,114	$7,703	NM

OTHER*
Sales	$265,521	$251,397	$14,124	5.6%
Gross Profit	66,506	63,501	3,005	4.7%
Gross Margin	25.05%	25.26%		-21 bps
Operating expenses	$57,103	$57,783	$(680)	-1.2%
Operating income	9,405	5,718	3,687	64.5%
CORPORATE
Gross Profit	$2,710	$(5,067)	$7,777	NM
Operating expenses (GAAP)	$273,139	$274,430	$(1,291)	-0.5%
Impact of restructuring and transformational project costs (6)	(30,620)	(53,416)	22,796	-42.7
Impact of acquisition-related costs (7)	—	(61)	61	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$242,519	$220,953	$21,566	9.8%

Operating income (GAAP)	$(270,429)	$(279,497)	$9,068	-3.2%
Impact of restructuring and transformational project costs (6)	30,620	53,416	(22,796)	-42.7
Impact of acquisition-related costs (7)	—	61	(61)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$(239,809)	$(226,020)	$(13,789)	6.1%

TOTAL SYSCO
Sales	$15,025,042	$14,765,707	$259,335	1.8%
Gross Profit	$2,828,399	$2,771,712	$56,687	2.0%
Gross Margin	18.82%	18.77%		5 bps
Operating expenses (GAAP)	$2,275,906	$2,319,817	$(43,911)	-1.9%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	(57,105)	(134,436)	77,331	-57.5
Impact of acquisition-related costs (4) (7)	(17,312)	(17,008)	(304)	1.8

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,201,489	$2,168,373	$33,116	1.5%

Operating income (GAAP)	$552,493	$451,895	$100,598	22.3%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	57,105	134,436	(77,331)	-57.5
Impact of acquisition-related costs (4) (7)	17,312	17,008	304	1.8

Operating income adjusted for Certain Items (Non-GAAP)	$626,910	$603,339	$23,571	3.9%

*	Segment has no applicable Certain Items
(1)	Includes charges related to business transformation projects.
(2)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(3)	Includes restructuring, facility closure and severance costs primarily in Europe and Canada.
(4)	Fiscal 2020 and fiscal 2019 each include $17 million related to intangible amortization expense from the Brakes Acquisition.
(5)	Includes charges related to facility closures and other restructuring charges.
(6)	Fiscal 2020 and fiscal 2019 include various transformation initiative costs, primarily consisting of changes to our business technology strategy and severance charges related to restructuring.
(7)	Fiscal 2019 includes integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	26-Week Period Ended Dec. 28, 2019	26-Week Period Ended Dec. 29, 2018	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$21,072,208	$20,486,516	$585,692	2.9%
Gross Profit	4,193,791	4,092,046	101,745	2.5%
Gross Margin	19.90%	19.97%		-7 bps
Operating expenses (GAAP)	$2,563,608	$2,538,811	$24,797	1.0%
Impact of restructuring and transformational project costs (1)	(7,805)	—	(7,805)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,555,803	$2,538,811	$16,992	0.7%

Operating income (GAAP)	$1,630,183	$1,553,235	$76,948	5.0%
Impact of restructuring and transformational project costs (1)	7,805	—	7,805	NM

Operating income adjusted for Certain Items (Non-GAAP)	$1,637,988	$1,553,235	$84,753	5.5%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$5,802,441	$5,811,548	$(9,107)	-0.2%
Impact of currency fluctuations (2)	122,438	—	122,438	2.1

Comparable sales using a constant currency basis (Non-GAAP)	$5,924,879	$5,811,548	$113,331	2.0%

Gross Profit (GAAP)	$1,191,224	$1,205,427	$(14,203)	-1.2%
Impact of currency fluctuations (2)	29,054	—	29,054	2.4

Comparable gross profit using a constant currency basis (Non-GAAP)	$1,220,278	$1,205,427	$14,851	1.2%

Gross Margin (GAAP)	20.53%	20.74%		-21 bps
Impact of currency fluctuations (2)	(0.07)	—		-7 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	20.60%	20.74%		-14 bps

Operating expenses (GAAP)	$1,101,543	$1,153,572	$(52,029)	-4.5%
Impact of restructuring and transformational project costs (3)	(49,122)	(87,746)	38,624	-44.0
Impact of acquisition-related costs (4)	(34,222)	(38,846)	4,624	-11.9

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,018,199	$1,026,980	$(8,781)	-0.9%
Impact of currency fluctuations (2)	26,959	—	26,959	2.6

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$1,045,158	$1,026,980	$18,178	1.8%

Operating income (GAAP)	$89,681	$51,855	$37,826	72.9%
Impact of restructuring and transformational project costs (3)	49,122	87,746	(38,624)	-44.0
Impact of acquisition-related costs (4)	34,222	38,846	(4,624)	-11.9

Operating income adjusted for Certain Items (Non-GAAP)	$173,025	$178,447	$(5,422)	-3.0%
Impact of currency fluctuations (2)	2,095	—	2,095	1.2

Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$175,120	$178,447	$(3,327)	-1.9%

SYGMA
Sales	$2,902,887	$3,158,064	$(255,177)	-8.1%
Gross Profit	250,157	250,863	(706)	-0.3%
Gross Margin	8.62%	7.94%		67 bps
Operating expenses (GAAP)	$232,726	$245,318	$(12,592)	-5.1%
Impact of restructuring and transformational project costs (5)	(3,540)	—	(3,540)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$229,186	$245,318	$(16,132)	-6.6%

Operating income (GAAP)	$17,431	$5,545	$11,886	NM
Impact of restructuring and transformational project costs (5)	3,540	—	3,540	NM

Operating income adjusted for Certain Items (Non-GAAP)	$20,971	$5,545	$15,426	NM

OTHER*
Sales	$550,511	$524,858	$25,653	4.9%
Gross Profit	138,250	135,036	3,214	2.4%
Gross Margin	25.11%	25.73%		-62 bps
Operating expenses	$118,710	$118,983	$(273)	-0.2%
Operating income	19,542	16,053	3,489	21.7%
CORPORATE
Gross Profit	$(1,653)	$(7,875)	$6,222	-79.0%
Operating expenses (GAAP)	$534,371	$538,778	$(4,407)	-0.8%
Impact of restructuring and transformational project costs (6)	(53,360)	(87,593)	34,233	-39.1
Impact of acquisition-related costs (7)	—	(799)	799	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$481,011	$450,386	$30,625	6.8%

Operating income (GAAP)	$(536,024)	$(546,653)	$10,629	-1.9%
Impact of restructuring and transformational project costs (6)	53,360	87,593	(34,233)	-39.1
Impact of acquisition-related costs (7)	—	799	(799)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$(482,664)	$(458,261)	$(24,403)	5.3%

TOTAL SYSCO
Sales	$30,328,047	$29,980,986	$347,061	1.2%
Gross Profit	5,771,769	5,675,497	96,272	1.7%
Gross Margin	19.03%	18.93%		10 bps
Operating expenses (GAAP)	$4,550,958	$4,595,462	$(44,504)	-1.0%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	(113,827)	(175,339)	61,512	-35.1
Impact of acquisition-related costs (4) (7)	(34,222)	(39,645)	5,423	-13.7

Operating expenses adjusted for Certain Items (Non-GAAP)	$4,402,909	$4,380,478	$22,431	0.5%

Operating income (GAAP)	$1,220,811	$1,080,035	$140,776	13.0%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	113,827	175,339	(61,512)	-35.1
Impact of acquisition-related costs (4) (7)	34,222	39,645	(5,423)	-13.7

Operating income adjusted for Certain Items (Non-GAAP)	$1,368,860	$1,295,019	$73,841	5.7%

*	Segment has no applicable Certain Items
(1)	Includes charges related to business transformation projects.
(2)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(3)	Includes restructuring, severance and facility closure costs in Europe and Canada.
(4)	Fiscal 2020 and fiscal 2019 include $34 million and $39 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(5)	Includes charges related to facility closures and other restructuring charges.
(6)

Fiscal 2020 and fiscal 2019 include various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $17 million of accelerated depreciation on software that is being replaced and severance charges related to restructuring.

(7)	Fiscal 2019 includes integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	26-Week Period Ended Dec. 28, 2019	26-Week Period Ended Dec. 29, 2018	26-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$754,469	$917,790	$(163,321)
Additions to plant and equipment	(393,379)	(223,825)	(169,554)
Proceeds from sales of plant and equipment	10,293	6,901	3,392

Free Cash Flow (Non-GAAP)	$371,383	$700,866	$(329,483)